Exhibit 10.23

AVEXIS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) made between Sean Nolan (the “Executive”) and AveXis, Inc. (the “Company”), amends and restates in its entirety the Employment Agreement between the Company and Executive that was effective as of June 8, 2015.  This Agreement is effective as of February 26, 2018  (the “Effective Date”).

RECITALS

A.           The Company desires the association and services of Executive and his skills, abilities, background and knowledge, and is willing to continue to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.           Executive desires to continue to be  in the employ of the Company, and is willing to accept such continued employment on the amended and restated terms and conditions set forth in this Agreement.

C.           This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company or any predecessor thereof.

AGREEMENT

In consideration of the foregoing, the parties agree as follows:

1.            EMPLOYMENT BY THE COMPANY.

1.1           Position; Duties; Location. Subject to the terms and conditions of this Agreement, Executive shall hold the position of Chief Executive Officer. Executive’s activities shall be as directed by the Company’s Board of Directors (“Board”) and shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies. Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Executive shall report to the Board and shall work primarily from the Company’s headquarters in Bannockburn, Illinois, provided that the Company reserves the right to require periodic business travel.

1.2           Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company and/or the Board. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

1.3           Exclusive Employment; Agreement not to Participate in Company’s Competitors. Except with the prior written consent of the Board, Executive will not, during employment with the Company, undertake or engage in any other employment, occupation or business enterprise. During Executive’s employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. AveXis is aware of Executive’s Board role at Aquinox, and deems it to be non-competitive.

1.4           Start Date. Executive’s employment with the Company commenced on June 8, 2015 (the “Start Date”).

2.            AT-WILL EMPLOYMENT.

Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause or advance notice.

3.            COMPENSATION AND BENEFITS.

3.1           Salary. The Company shall pay Executive a base salary at the annualized rate of $555,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary may be adjusted from time to time in the Company’s discretion.

3.2           Performance Bonus. Each calendar year, Executive will be eligible to earn an additional cash bonus with a target bonus of sixty percent (60%) of the Base Salary, based upon the Board’s assessment of Executive’s individual performance and the Company’s attainment of 100% targeted goals as set by the Board in its sole discretion. Except as otherwise provided below in Section 5.3, in order to earn and receive the bonus, Executive must remain employed by the Company through and including the bonus payout date, which will be on or before March 15 of the year following the applicable calendar year for which the performance bonus is being measured. The determination of whether Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole and absolute discretion. The Company reserves the right to modify the bonus criteria and targets from year to year.

3.3           Equity.

(a)          Initial Option Grant.  In connection with Executive’s commencement of employment with the Company, Executive was granted an option (the “Initial Option”) to purchase 535,000 shares of Common Stock of the Company pursuant to the Company’s 2014 Stock Plan (the “Plan”).  The Initial Option was granted on June 10, 2015 with an exercise price per share of $22.00 and vests over a four year period measured from Executive’s Start Date, subject to full acceleration in the event the Company experiences a Change in Control, as further described in the Stock Incentive Award Agreement evidencing the Initial Option. At the Initial Public Offering of the Company’s Common Stock in February 2016, the Initial Option was split and revalued at 738,300 shares of Common Stock with an exercise price per share of $15.94.

For purposes hereof, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events with all capitalized terms in this Section 3.3(a) having the meanings set forth in Exhibit 1  hereto:

(i)           any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, (C) on account of the acquisition of securities of the Company by any individual who is, on the IPO Date, either an executive officer or a Director (either, an “IPO Investor”) and/or any entity in which an IPO Investor has a direct or indirect interest (whether in the form of voting rights or participation in profits or capital contributions) of more than 50% (collectively, the “IPO Entities”) or on account of the IPO Entities continuing to hold shares that come to represent more than 50% of the combined voting power of the Company’s then outstanding securities as a result of the conversion of any class of the Company’s securities into another class of the Company’s securities having a different number of votes per share pursuant to the conversion provisions set forth in the Company’s Amended and Restated Certificate of Incorporation; or (D) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)          there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; provided, however, that a merger, consolidation or similar transaction will not constitute a Change in Control under this prong of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the surviving Entity or its parent are owned by the IPO Entities;

(iii)         there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; provided, however, that a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries will not constitute a Change in Control under this prong of the definition if the outstanding voting securities representing more than 50% of the combined voting power of the acquiring Entity or its parent are owned by the IPO Entities;

(iv)         the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation; or

(v)          individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board;  provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(b)          Additional Option Grants.  Executive has received and may be eligible to receive additional option or equity grants (“Additional Option Grants”) from time to time as shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, and subject to such vesting, exercisability, and other provisions as the Compensation Committee may determine in its discretion.  All such Additional Option Grants shall be governed in all respects by the terms of the applicable stock option or equity award agreement, grant notice and plan document (“Additional Option Documents”),  except that Executive expressly acknowledges that with respect to the Additional Option Grant made prior to the date of this Agreement in 2016,  the potential vesting acceleration benefit described in Section 5.3 herein shall replace and supersede the “Double-Trigger Vesting Acceleration Provision” in  such Additional Option Documents.

3.4           Standard Company Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company employees. The Company reserves the right to modify, add or eliminate benefits from time to time.

3.5          Vacation. Executive shall be eligible to accrue vacation time at the rate of fifteen (15) days per year in accordance with the Company’s vacation policy. Vacation is to be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder and as and to the extent permitted under the Company’s vacation policy.

3.6          Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies.

4.            CONFIDENTIAL INFORMATION AND POST-EMPLOYMENT OBLIGATIONS.

As a condition of employment and continued employment Executive has executed and agrees to abide by the Company’s Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement (“PIIA”), attached hereto as Exhibit 2,  which may be amended by the parties from time to time without regard to this Agreement. The PIIA contains provisions that are intended by the parties to survive and do survive termination of this Agreement.  The Company acknowledges that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, in the event that Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5.            TERMINATION OF EMPLOYMENT.

5.1         Termination For Cause or Resignation Without Good Reason. If at any time Executive’s employment is terminated by the Company for Cause (defined below), or Executive resigns for any reason other than Good Reason (defined below), the Company shall pay Executive any Base Salary earned and unused vacation benefits accrued through the date of termination, at the rates then in effect, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.

5.2         Termination Without Cause or Resignation For Good Reason. If at any time Executive’s employment is terminated without Cause or Executive resigns for Good Reason (as both are defined below), then the Company shall pay Executive any earned but unpaid Base Salary and unused vacation benefits accrued through the date of termination (the “Separation Date”), at the rates then in effect, less standard deductions and withholdings. In addition, if Executive furnishes to the Company an executed waiver and release of claims in a form to be provided by the Company, which may include an obligation for Executive to provide reasonable transition assistance (the “Release”) within the time period specified therein, but in no event later than forty-five (45) days following Executive’s Separation Date, and if Executive allows such Release to become effective in accordance with its terms, which must occur no later than sixty (60) days following Executive’s Separation Date, then Executive shall receive the following benefits:

(a)          Salary Continuation. The Company shall continue payment of Executive’s Base Salary as in effect immediately preceding the Separation Date (ignoring any decrease in Base Salary that forms the basis for Good Reason), for a period of twelve (12) months following the Separation Date (the “Severance Period”),  provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date.

(b)          COBRA Benefits.  If Executive timely elects continued coverage under COBRA for himself under the Company’s group health plans following the Separation Date, then the Company shall pay the COBRA premiums necessary to continue health insurance coverage for Executive (and Executive’s eligible dependents, if applicable) in effect on the Separation Date (the “COBRA Payments”) until the earliest of: (i) the end of the Severance Period; (ii) the date Executive becomes eligible for substantially equivalent group health insurance coverage in connection with a new employer or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”).  In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, Executive must immediately notify the Company of such event.  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums pursuant to this Paragraph 5.2(b), the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period.

5.3           Termination Without Cause or Resignation For Good Reason Following a Change In Control.  If Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason (as both are defined below) within three (3) months prior to or twelve (12) months following a Change in Control (as defined above), then the Company shall pay Executive any Base Salary and accrued and unused vacation benefits earned through the date of termination, at the rates then in effect, less standard deductions and withholdings (the “Change in Control Termination Date”). If Executive furnishes to the Company an executed Release (as defined above) within the time period specified therein, but in no event later than forty-five (45) days following the Change in Control Termination Date and if Executive allows such Release to become effective in accordance with its terms, which must occur no later than sixty (60) days following Executive’s Change in Control Termination Date, then in lieu of the benefits provided to Executive in Section 5.2, Executive shall receive the following benefits:

(a)          Salary Continuation.  The Company shall continue payment of Executive’s Base Salary as in effect on the Change in Control Termination Date (ignoring any decrease in Base Salary that forms the basis for Good Reason), for a period of eighteen (18) months following the Change in Control Termination Date on the Company’s regular payroll dates (the “Change in Control Severance Period”);  provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date.

(b)          COBRA Benefits.  Executive shall be eligible for the COBRA Benefits described in Section 5.2, except that the Change in Control Severance Period shall be used instead of the Severance Period for purposes of calculating the duration of such payments.

(c)          Bonus.  The Company shall pay to Executive a lump sum cash amount equivalent to the sum of (i) Executive’s target annual performance bonus for the year in which the Change in Control Termination Date occurs,  prorated based on the number of days that Executive was employed during such performance year, divided by the total number of days in such performance year, plus (ii) Executive’s target annual performance bonus for the year in which the Change in Control Termination Date occurs, multiplied by 150% (such sum of (i) and (ii), the “Bonus Severance Payment”).  Executive’s Base Salary as in effect on the Change in Control Termination Date,  ignoring any decrease that forms the basis of Executive’s resignation for Good Reason, if applicable, shall be used for calculating Executive’s target annual performance bonus for purposes of the Bonus Severance Payment.  The Bonus Severance Payment will be paid within sixty (60) days of the effective date of the Release (namely, the date it can no longer be revoked) but in no event later than March 15 of the year following the year in which the Change in Control Termination Date occurs.

(d)          Double Trigger Accelerated Vesting.  Effective as of the later of Executive’s Change in Control Termination Date or the effective date of the Change in Control, the vesting and exercisability of all outstanding stock options and other stock awards covering the Company’s Common Stock that are held by Executive as of immediately prior to the Change in Control Termination Date, to the extent such awards are subject to time-based vesting requirements, shall be accelerated (and lapse, in the case of reacquisition or repurchase rights) in full.  Executive’s stock options and stock awards shall remain outstanding following Executive’s Change in Control Termination Date if and to the extent necessary to give effect to this Section 5.3(d), subject to earlier termination under the terms of the equity plan under which such awards were granted and the original maximum term of the award (without regard to Executive’s termination).

5.4           Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Cause” shall mean the occurrence of any of the following: (i) Executive’s conviction of any felony or any crime involving fraud or dishonesty; (ii) Executive’s participation in a fraud, act of dishonesty or other act of gross misconduct that adversely affect the Company; (iii) conduct by Executive that demonstrates Executive’s gross unfitness to serve; (iv) Executive’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (v) Executive’s breach of any material term of any contract between such Executive and the Company, including but not limited to this Agreement and the PIIA; and/or (vi) Executive’s material violation of material Company policy. Whether a termination is for Cause shall be decided by the Board in its sole and exclusive judgment and discretion. Prior to any termination for Cause pursuant to each event listed in (v) and (vi) above, to the extent such event(s) is capable of being cured by Executive, (A) the Company shall give the Executive notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and (B) there shall be no Cause with respect to any such event(s) if the Board determines in good faith that such events have been cured by Executive within fifteen (15) days after the delivery of such notice.

(b)            “Good Reason” for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction by the Company of Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive team compensation, such reduction shall not constitute Good Reason; (ii) a material breach of this Agreement by the Company; (iii) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; or (iv) a material reduction in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction unless Executive is performing duties and responsibilities for the Company or its successor that are similar to those Executive was performing for the Company immediately prior to such transaction (for example, if the Company becomes a division or unit of a larger entity and Executive is performing duties for such division or unit that are similar to those Executive was performing prior to such transaction but under a different title as Executive had prior to such transaction, there will be no “Good Reason”). Provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

5.5           Effect of Termination. Executive agrees that should his employment be terminated for any reason, he shall be deemed to have resigned from any and all positions with the Company, including, but not limited, to a position on the Board and all positions with any and all subsidiaries of the Company.

5.6           Section 409A Compliance. It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A‑1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. Severance payments under this Agreement shall not commence unless and until Executive has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur adverse personal tax consequences under Section 409A.  Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A, and the period during which Executive may sign the Release begins in one calendar year and the first payroll date following the period during which Executive may sign the Release occurs in the following calendar year, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments set forth herein are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of termination, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.

5.7          Better After Tax Provision. If any payment or benefit that Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment will be equal to the Reduced Amount.  The “Reduced Amount” will be either (x) the largest portion of the 280G Payment that would result in no portion of the 280G Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the 280G Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax.  If a reduction in a 280G Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the 280G Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, 280G Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before 280G Payments that are not contingent on future events; and (C) as a third priority, 280G Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before 280G Payments that are not “deferred compensation” within the meaning of Section 409A of the Code.

The independent professional firm engaged by the Company for general tax audit purposes as of the day prior to the effective date of the Change in Control will make all determinations required to be made under this Section.  If the firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally-recognized independent professional firm to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder.  The Company will use commercially reasonable efforts to cause the firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.

If Executive receives a 280G Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the 280G Payment is subject to the Excise Tax, Executive will promptly return to the Company a sufficient amount of the 280G Payment (after reduction pursuant to clause (x) of the first paragraph of this Section) so that no portion of the remaining 280G Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section, Executive will have no obligation to return any portion of the 280G Payment pursuant to the preceding sentence.

6             GENERAL PROVISIONS.

6.1          Representations and Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.  Executive acknowledges that nothing in this Agreement shall limit Executive’s right to voluntarily communicate with the Securities Exchange Commission, the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency.

6.2           Advertising Waiver. Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which Executive’s name and/or pictures of Executive appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

6.3           Miscellaneous. This Agreement, along with the PIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to his and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Illinois as applied to contracts made and to be performed entirely within Illinois. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

AVEXIS, INC.

/s/ Daniel G. Welch
Name: Daniel G. Welch
Title: Chairman of the Board

Accepted and agreed:

/s/ Sean P. Nolan
SEAN P. NOLAN

Exhibit 1

SCHEDULE OF CAPITALIZED TERMS USED IN SECTION 3.3(A)

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended.  The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” means a stock award or a performance cash award granted pursuant to the Plan.

“Director” means a member of the Board.

“Entity” means a corporation, partnership, limited liability company or other entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the IPO Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

“IPO Date” means February 17, 2016, the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Common Stock, pursuant to which the Common Stock is priced for the initial public offering.

“Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

“Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding stock award pursuant to the Plan.

“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

Exhibit 2

PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT